Exhibit 99.1

Anand Eswaran, former Microsoft Corporate Vice President for Global Enterprise Business, joins RingCentral as President and Chief Operating Officer

BELMONT, Calif. - January 13, 2020 -- RingCentral, Inc. (NYSE:RNG), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, today announced that Anand Eswaran, former Corporate Vice President for Microsoft’s Global Enterprise Business, has joined the company as its President and Chief Operating Officer, reporting to CEO Vlad Shmunis. Eswaran will be responsible for leadership and execution across products, engineering, sales, marketing, services, customer care, operations, and human resources.
Eswaran’s experience spans over 24 years in global business leadership roles at technology organizations including Microsoft, SAP and HP. Eswaran was most recently responsible for Microsoft’s Enterprise Commercial and Public Sector business globally. Prior to that, he led Microsoft Services, Industry & Digital, Customer Care, and Customer Success; a global team of 24,000 professionals. Eswaran’s leadership and vision played a key role in the last five years in shaping Microsoft’s digital and industry strategy as a strategic partner to its customers in guiding and accelerating their digital transformation journeys.
“It is my pleasure to welcome Anand to RingCentral,” said Vlad Shmunis, RingCentral’s founder, chairman and CEO. “I am impressed by his deep customer-first mindset, his proven track record of building high growth global businesses and teams, and his ability to nurture a winning culture with vision, values and inspiration. I am confident that Anand’s joining our leadership team will be invaluable to RingCentral’s next phase of growth.”
Prior to joining Microsoft, Eswaran was the Executive Vice President of Global Services business at SAP, leading 17,000 business process and technology professionals to accelerate customer and partner value creation through SAP’s enterprise applications. Previously, he served as Vice President of Global Software Services at HP.
“I’m humbled and excited to join Vlad and the RingCentral team in transforming the world of enterprise cloud communications,” said Eswaran. “We are at an inflection point in changing the way we communicate, collaborate and work. RingCentral’s leadership in digital transformation of business communications worldwide is rooted in its proven technology platform and well-established partner ecosystem. I am thrilled to be joining this winning team and contributing to the entrepreneurial and continuous innovation culture at RingCentral.”
Additionally, Dave Sipes, COO, has announced that he will be retiring from the company at the end of Q2. After being part of RingCentral’s senior leadership team for nearly twelve years, Sipes plans to spend more time on family business interests and acting as a trusted advisor to startup companies. “The journey with RingCentral has been tremendous and personally fulfilling. I’m thankful for working with an amazing team and the success we have achieved. I look forward to working with Anand to ensure a seamless handoff over the next two quarters as we set up for the next phase of the Company’s growth and market leadership,” said Sipes.
“I’d like to thank Dave for his monumental contributions over the last twelve years,” added Shmunis. “He has played a pivotal role in RingCentral’s journey from an approximately ten million dollar company when he joined to the company’s nearly one billion dollars in revenue run rate. Dave has been instrumental in assembling and growing our winning team, and we thank him for his diligence, leadership, and dedication. We wish him all the best in the next stage of his journey and look forward to his continued friendship and mentorship. Looking ahead, I’m excited about Anand joining our team and look forward to working with him as we continue to extend our leadership position in the $50 billion UCaaS market.”
About RingCentral
RingCentral, Inc. (NYSE: RNG) is a leading provider of global enterprise cloud communications, collaboration, and contact center solutions. More flexible and cost-effective than legacy on-premises systems, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect from any location, on any device, and via any mode. RingCentral provides unified voice, video meetings, team messaging, digital customer engagement, and integrated contact center solutions for enterprises globally. RingCentral’s open platform integrates with leading business apps and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

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